Shareholders of the Fund approved the following changes to certain of the Fund's fundamental investment policies to give the Fund further investment flexibility.

o REAL ESTATE INVESTMENT TRUSTS. The Fund's fundamental investment policy prohibiting it from buying or selling real estate or interests in real estate investment trusts was changed to read as follows: "The Fund cannot invest in real estate or in interests in real estate, but may purchase securities of issuers holding real estate or interests therein."

o INVESTMENTS IN OTHER INVESTMENT COMPANIES. The Fund's fundamental investment policy, prohibiting the Fund from buying securities of other investment companies, except in connection with a merger or consolidation was eliminated and the Fund may purchase securities of other investment companies to the extent permitted by law, regulation and exemptions, subject to the approval by the Board of Trustees.

o COMMODITIES. The Fund's fundamental investment policy, which prohibited the Fund from buying or selling commodities or commodity contracts other than those hedging instruments which are considered commodities was replaced with the following new fundamental policy: "The Fund cannot invest in physical commodities or physical commodity contracts; however, the Fund may: (i) buy and sell hedging instruments permitted by any of its other investment policies, and
(ii) buy and sell options, futures, securities or other instruments backed by, or the investment return from which is linked to changes in the price of, physical commodities."

o HEDGING. The Fund's fundamental investment policies that pertain to the use of certain hedging instruments were revised to read as follows: "The Fund cannot engage in short sales or purchase securities on margin; however, the Fund may make margin deposits in connection with any of its other investments;" and "The Fund cannot mortgage, pledge or hypothecate the Fund's assets; the escrow, collateral and margin arrangements involved with any of its investments are not considered to involve a mortgage, hypothecation or pledge."

o BORROWING. The Fund's fundamental investment policy prohibiting it from borrowing money was revised to read as follows: "The Fund cannot borrow money, except for temporary, emergency purposes or under other unusual circumstances."

o UNDERWRITING SECURITIES. The Fund's investment policy prohibiting it from acting as an underwriter of securities of other issuers was revised to read as follows: "The Fund cannot act as an underwriter of securities of other issuers, except in connection with sales of its portfolio securities."